Network-merging Agreement of 2x12MW generator set in thermoelectric plant of Zhunger Heat Power Co., Ltd
Both sides in agreement:
Purchaser: Inner Mongolia Electric Power(Group) Co., Ltd
Address: No.218 Xilin South Road, Hohhot City, Inner Mongolia
Artificial Person: Zhao Fengshan
Supplier: Inner Mongolia Zhunger Heat Power Co., Ltd
Address: Xuejiawan Town, Zhunger County, Erdos City, Inner Mongolia
Artificial Person: Ding Wenxiang

Chapter 1     General Rules

1.	This agreement was signed by two sides on the basis of equality, mutual benefit mutual negotiation, according to relevant law and rules in "PRC Contract Law", "PRC Electric Power Law""Control Regulations of Power Grid Dispath""Stipulation of network-merging operation between power grid and power plant, between power grid and power grid""stipulation of technological supervising work in power industry""interim method about preceding work management in merging system from power plant pertaining to state power grid" and relevant management regulations of power grid and stipulation in "dispatching stipulation of power system in west of Inner Mongolia".

2.	This agreement is applicable to relevant item about 2x12MW power set in thermoelectric plant of Zhunger Heat Power merging into power grid of west of Inner Mongolia, the aim is to ensure legal right of both sides and to make clear responsibility and obligation of both sides.

3.	As for actual item about merge dispatch and economy, it should be performed according to "merge dispatch agreement" and "electricity sales agreement".

4.	Both sides should cooperate with each other, ensure power grid and power plant working (running) safety and effective according to article and condition in this agreement.

5.	Supplier can not sell electricity directly to users without permission from relevant sectors of government and purchaserfs consent.

Chapter 2 Merge into power grid

1.	According to supplier's requirement for merge, purchaser agrees that supplier's 2 set rated capacity 2x12MW generator set can be merged into power grid in west of Inner Mongolia.

Purchaser is in charge of purchasing remained power from generator set deducting electricity consumed by itself. Supplier makes promise thermoelectric plant will be acted as public power plant merging into power grid.

2.	Supplier's generator set merging into power grid and operation should meet the national standard or electric power industry standard, obey uniform dispatch in power grid, should have technological equipment and management facilities meeting the needs of power grid.

The actual dispatching method and jurisdictional limit should be regulated in "merge dispatch agreement".

3.	Both sides should build and accept transmitting and transforming project matching with supplierfs power plant according to requirement in design check opinion of merging system when equipment in booster station is merged initially, including: a. primary section: power voltage grade, main wiring in electric, circuit of outgoing line; b. secondary section: protection of relay, safety and stable equipment, dispatching automation, technology support system in electric power market , charging of power, system communication.

4.	Plan of merging system for 2x12MW generator set in thermoelectric plant of Zhunger Heat Power Co., Ltd is that merging into Haizita transformation in the methods of 2 circuits and 35kV line.

5.	When the establishment of relevant machine, boiler and electricity etc in power plant is finished, also accepted and performed safety evaluation, it can be operated commercially.

6.	The maintenance responsibility for merging facilities should be borne by each side according to property.

Chapter 3      Sales of Electric Power

1. Electricity sales from supplier's generator set will be negotiated and decided according to actual needs in market, based on equality, equity and open, it will be transmitted to power grid according to dispatch running method and dispatching order.

2. The calculation for electric power and quantity should be confirmed on property boundary, calculating method and accurate grade should meet relevant regulation in "control regulations of measuring equipment technology in power energy", "control rules of measuring equipment for power plant in Inner Mongolia Power Grid" and state. The actual power measurement and calculating method should be confirmed in sales contract of power.

3. Purchaser should calculate and pay electric expense according to electric price policy and permitted price stipulated by state, actual price standard and calculating method should be confirmed in power sales contract.

4. Supplier should submit generating plan and production information according to relevant regulation.

Chapter 4      Default responsibility

1.	If there occurs error leading to this agreement can not be fulfilled or fulfilled totally, it should be borne default responsibility by faulty side; If error is caused by both sides, it should be borne by two sides respectively according to itself responsibility.

2.	If supplier supply power to other arbitrarily, purchaser can terminate to fulfill this agreement, stop providing merging system.

Chapter 5      Irresistible Cause

If this agreement can not be fulfilled by one side due to irresistible cause including earthquake, storm flood fir thunder war and other irresistible item, this side should inform another side in time, and provide effective certificate within 15 days issued by notary organs living in this place. Influence caused by irresistible cause can be free partly or totally.

Chapter 6      Solve of disputation

The disputation incurred by performing this agreement or relevant item related to this agreement, should be negotiated to solve by two sides according to related law and document, also apply for medication to principal sector for power. If it can not be negotiated or medicated, it should be submitted to arbitration by power supervising institution or arbitration institution.

Chapter 7      Supplementary Rules

If there is other item not mentioned here, it can be dealt according to relevant stipulation in "China Contract Law", "PRC Electric Power Law", "control regulations of power grid dispatch".

This agreement will be effective when signed by artificial person and stamped by company.

Chapter 8 Document

There are two original copies, both sides hold one, copies will be eight, each side holds four.

Purchaser(stamp): Inner Mongolia Electric Power(Group) Co., Ltd

Address: No.218 Xilin South Road, Hohhot City, Inner Mongolia

Artificial Person: Zhao Fengshan

Supplier(stamp): Inner Mongolia Zhunger Heat Power Co., Ltd

Address: Xuejiawan Town, Zhunger County, Erdos City, Inner Mongolia

Artificial Person: Ding Wenxiang

April 30, 2005